                                                                    Exhibit 10.3




________________________________________________________________________________
________________________________________________________________________________





                           LETTER OF CREDIT AGREEMENT

                                    BETWEEN

                             WILLIAMS-SONOMA, INC.

                                      AND

             BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION



                               DATED JUNE 1, 1997





________________________________________________________________________________
________________________________________________________________________________

                               TABLE OF CONTENTS

1. DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

2. LETTER OF CREDIT FACILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

         2.1 Letters of Credit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         2.2 Amount.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         2.3 Extension of Availability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         2.4 Principal Repayment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         2.5 Interest.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         2.6 Other Terms. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         2.7 Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

3. DISBURSEMENTS, PAYMENTS AND COSTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

         3.1 Requests for Credit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         3.2 Disbursements and Payments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         3.3 Direct Debit.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         3.4 Banking Days.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         3.5 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         3.6 Additional Costs.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         3.7 Interest Calculation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

4. CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

         4.1  Conditions to Initial Extension of Credit . . . . . . . . . . . . . . . . . . . . . . . . .    4
                 (a) Authorizations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
                 (b) Syndicated Credit Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                 (c) Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                 (d) Other Items  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         4.2  Conditions to Each Extension of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                 (a) Continuation of Representations and Warranties . . . . . . . . . . . . . . . . . . .    5
                 (b) No Existing Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

5. REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

         5.1 Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         5.2 Enforceable Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         5.4 No Event of Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

6. COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

7. DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

         7.1 Failure to Pay. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6

         7.2 Representation or Warranty.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         7.3 Adverse Change.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         7.4 Guarantor Defaults.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         7.5 Syndicated Credit Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         7.6 Other Defaults.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

8. ENFORCING THIS AGREEMENT; MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

         8.1 Syndicated Credit Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         8.2 Successors and Assigns.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         8.3 Severability; Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         8.4 Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         8.5 Attorneys' Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         8.6 One Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         8.7 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         8.8 Headings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         8.9 Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         8.10 Governing Law and Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         8.11 Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

                           LETTER OF CREDIT AGREEMENT

                 This Agreement dated as of June 1, 1997, is between Bank of America National Trust and Savings Association (the "Bank") and
Williams-Sonoma, Inc. (the "Borrower").

1. DEFINITIONS

The following terms have the following meanings:

                 "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

                 "Event of Default" means any of the events or circumstances specified in Article 7.

                 "Expiration Date" means the earlier of (a) 364 days after the date of this Agreement, or (b) May 29, 1998.

                 "Guarantor" has the meaning defined in the Syndicated Credit Agreement.

                 "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower and its Subsidiaries to perform the obligations under this Agreement; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of this Agreement or any agreement required by this Agreement.

                 "Material Subsidiary" has the meaning defined in the Syndicated Credit Agreement.

                 "Reference Rate" means the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above or below the Reference Rate. Any change in the Reference Rate will take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

                 "Responsible Officer" has the meaning defined in the Syndicated Credit Agreement.

                 "Subsidiary" has the meaning defined in the Syndicated Credit Agreement.

                 "Syndicated Credit Agreement" has the meaning defined in Paragraph 8.1 below.

2. LETTER OF CREDIT FACILITY

                 1 Letters of Credit. At the request of the Borrower, between the date of this Agreement and the Expiration Date, the Bank will issue for the account of the Borrower commercial and standby letters of credit. Each letter of credit shall have a maximum term no longer than one year. In addition, each letter of credit shall have a maximum maturity not to extend beyond one year after the Expiration Date. Each commercial letter of credit will require drafts payable at sight. All letters of credit outstanding under the existing credit agreement between the Borrower and the Bank dated March 29, 1996, shall be deemed to be outstanding under this Agreement as of the effective date of this Agreement.

                 2 Amount. The amount of the letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit) may not exceed Thirty-Five Million Dollars ($35,000,000). The amount of standby letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the standby letters of credit) may not exceed Five Million Dollars ($5,000,000).

                 3 Extension of Availability. The Borrower may request an extension of the Expiration Date for a single period of 364 days. The request shall be made no sooner than 60 days prior to the Expiration Date and no later than 30 days prior to the Expiration Date. Any such extension will be subject to the approval of the Bank in its sole discretion.

                 4 Principal Repayment. Any amounts drawn under letters of credit shall be repaid by the Borrower immediately upon demand, either from a Loan as permitted under the Syndicated Credit Agreement or otherwise.

                 5 Interest. Any amounts drawn under letters of credit shall bear interest, until paid, at the Bank's Reference Rate plus one (1.0) percentage point, payable on the first day of each calendar month.

                 6 Other Terms.  The Borrower agrees:

                          (a) if the Bank declares an Event of Default under this Agreement, the Borrower shall, upon demand, prepay and make the Bank whole for any outstanding letters of credit.

                          (b) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content reasonably satisfactory to the Bank and in favor of a beneficiary reasonably acceptable to the Bank.

                          (c) to sign the Bank's application, security agreement and other standard forms for letters of credit, and to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower; provided, however, that certain fees shall be in the amounts agreed between the Bank and the Borrower by separate letter agreement.

                          (d) to pay the Bank a non-refundable fee, in such percentage per annum as agreed between the Bank and the Borrower by separate letter agreement, calculated against the outstanding undrawn amount of each standby letter of credit, payable annually in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated.

                 7 Expenses. The Borrower agrees to reimburse the Bank for any reasonable expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

3. DISBURSEMENTS, PAYMENTS AND COSTS

                 1 Requests for Credit. Each request for a letter of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

                 2 Disbursements and Payments. Each disbursement by the Bank and each payment by the Borrower will be:

                          (a) made at the Bank's San Francisco Regional Commercial Banking Office, or other location reasonably selected by the Bank from time to time after not less than 15 days prior written notice to the Borrower;

                          (b) made for the account of the Bank's branch selected by the Bank from time to time;

                          (c) made in immediately available funds;

                          (d) evidenced by records kept by the Bank, absent manifest error.



                 3 Direct Debit.

                          (a) The Borrower agrees that interest and any fees, discounts and charges will be deducted automatically on the due date from checking account number 14999-01347.

                          (b) The Bank will debit the account on the dates the payments become due. If a due date does not fall on a banking day, the Bank will debit the account on the first banking day following the due date.

                          (c) The Borrower will maintain sufficient funds in the account on the dates the Bank enters debits authorized by this Agreement. If there are insufficient funds in the account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

                 4 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

                 5 Taxes. The Borrower will not deduct any taxes from any payments it makes to the Bank. If any government authority imposes any taxes or charges on any payments made by the Borrower, the Borrower will pay the taxes or charges. Upon request by the Bank, the Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date. However, the Borrower will not pay the Bank's net income taxes.

                 6 Additional Costs. The Borrower will pay the Bank, on written demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks, including the Bank. The written demand shall set forth in reasonable detail the basis for the demand and the calculations used by the Bank. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

                          (a) any reserve or deposit requirements; and

                          (b) any capital requirements relating to the Bank's assets and commitments for credit.

                 7 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

4. CONDITIONS

                 4.1 Conditions to Initial Extension of Credit. The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

                          (a) Authorizations. Evidence that the execution, delivery and performance by the Borrower and each Guarantor or subordinating creditor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

                          (b) Syndicated Credit Agreement. The executed Syndicated Credit Agreement, and evidence that all conditions precedent specified in section 4.01 thereof have been fulfilled or waived.

                          (c) Guaranties. Guaranties signed by all Guarantors, each in the amount of Thirty Five Million Dollars ($35,000,000).

                          (d) Other Items. Any other items that the Bank reasonably requires.

                 4.2 Conditions to Each Extension of Credit. The obligation of the Bank to make each extension of credit under this Agreement is subject to the satisfaction of the following conditions precedent on the date of the extension of credit:

                          (a)     Continuation of Representations and
         Warranties. The representations and warranties in Article 5 of this Agreement and in Article V of the Syndicated Credit Agreement shall be true and correct on and as of such date with the same effect as if made on and as of such date; and

                          (b) No Existing Default. No Default or Event of Default shall exist or shall result from such extension of credit.

Each request for an extension of credit submitted by the Borrower hereunder shall constitute a representation and warranty by the Borrower hereunder, as of the date of each such extension of credit, that the conditions in this paragraph 4.2 are satisfied.


5. REPRESENTATIONS AND WARRANTIES

                 The Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation that:

                 1 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not contravene any of its organizational papers; and the guaranties are within each Guarantor's powers, have been duly authorized, and do not contravene any of their respective organizational papers.

                 2 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

                 3 No Conflicts. This Agreement, and any instrument or agreement required hereunder, does not violate or result in any breach or contravention of, or the creation of any lien under, any document evidencing any contractual obligation to which the Borrower or any Subsidiary is a party or any order, injunction, writ or decree of any governmental authority to which the Borrower or any Subsidiary or its property is subject; or violate any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a governmental authority, in each case applicable to or binding upon the Borrower or Subsidiary or any of its property or to which the Borrower or Subsidiary or any of its property is subject.

                 4 No Event of Default. No event has occurred and is continuing or would result from the extension of credit under this Agreement which constitutes or would constitute an Event of Default.

6. COVENANTS

                 The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full (unless the Bank waives compliance in writing), to comply with the affirmative covenants set forth in
Article VI of the Syndicated Credit Agreement and the negative covenants set forth in Article VII of the Syndicated Credit Agreement.

7. DEFAULT

                 If any of the following events occurs and is continuing, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If a bankruptcy petition is filed with respect to the Borrower, the entire debt outstanding under this Agreement will automatically be due immediately; provided, however, that in the case of an involuntary bankruptcy proceeding, the entire debt outstanding under this Agreement will automatically be due at the expiration of the 60 day period provided for in paragraph 8.01(g)(i) of the Syndicated Credit Agreement.

                 1 Failure to Pay. The Borrower fails to pay: (i) when and as required to be paid herein, any amount of principal due under this Agreement, or (ii) within 5 days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other agreement executed in connection with this Agreement.

                 2 Representation or Warranty.   Any representation or warranty
by the Borrower or any Subsidiary made or deemed made herein (including any representation or warranty contained in Article V of the Syndicated Credit Agreement), or which is contained in any certificate, document or financial or other statement by the Borrower, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement or under the Syndicated Credit Agreement, is false in any material respect on or as of the date made or deemed made.

                 3 Adverse Change.  There occurs a Material Adverse Effect.


                 4 Guarantor Defaults. Any Guarantor fails in any material respect to perform or observe any term, covenant or agreement in its guaranty; or such guaranty is for any reason partially (including with respect to future extensions of credit) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or any Guarantor or any other person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder.


                 5 Syndicated Credit Agreement. Any Event of Default (as defined therein) occurs under the Syndicated Credit Agreement; or the Syndicated Credit Agreement is terminated.

                 6 Other Defaults. The Borrower fails to perform or observe any other term or covenant contained in this Agreement and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Borrower by the Bank.

8. ENFORCING THIS AGREEMENT; MISCELLANEOUS

                 1 Syndicated Credit Agreement.

                          (a) "Syndicated Credit Agreement" means the syndicated Credit Agreement dated as of June 1, 1997 among the Borrower, the several financial institutions from time to time party thereto, and Bank of America National Trust and Savings Association, as agent; as such agreement may be modified, amended or replaced.

                          (b)  All references to the Syndicated Credit
         Agreement shall refer to the most current version of such agreement as then in effect. If the Syndicated Credit Agreement is at any time terminated and no longer in effect, and the Bank, in its discretion, chooses not to declare an Event of Default under this Agreement, the Bank and the Borrower agree that the references in this Agreement to the Syndicated Credit Agreement shall be deemed to be to the version as is in effect as of the termination of the Syndicated Credit Agreement or as of the time the Bank ceases to be a party thereto.

                          (c) For purposes of this Agreement, the Bank and the Borrower agree that in interpreting the terms "Loan Document" and "Event of Default" in the Syndicated Credit Agreement, those terms shall be deemed to include this Agreement and any instrument or agreement required by this Agreement and any Event of Default hereunder.

                          (d) Notwithstanding the foregoing, the Borrower agrees that the Bank may, in its reasonable discretion, determine at any time that any provision of the Syndicated Credit Agreement referenced in this Agreement shall no longer be applicable to this Agreement. In such event, the Bank and the Borrower shall memorialize the Bank's determination through an appropriate amendment to this Agreement. Among the circumstances (without limiting such circumstances) under which the Bank may reasonably make such a determination would be the circumstances resulting from the Bank's decision to no longer remain a party to the Syndicated Credit Agreement or resulting from the execution of an amendment to the Syndicated Credit Agreement to which the Bank does not consent.

                 2 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees provided such actual or potential participants or assignees shall agree in writing to treat all non- public financial information exchanged as confidential. If a participation is sold or the loan is assigned and the Bank shall have provided Borrower with written notice thereof and the identity of the purchaser, the purchaser will have the right of set-off against the Borrower. The Bank acknowledges and agrees that it will nevertheless remain liable to issue letters of credit hereunder notwithstanding any participation/assignment of its interest hereunder.

                 3 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after an Event of Default. If the Bank waives an Event of Default, it may enforce a later Event of Default. Any consent or waiver under this Agreement must be in writing.

                 4 Costs. If the Bank incurs any expenses in connection with administering or enforcing this Agreement, or if the Bank takes collection action under this Agreement, it is entitled to costs and reasonable attorneys' fees, including any allocated costs of in-house counsel.

                 5 Attorneys' Fees. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

                 6 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

                          (a) represent the sum of the understandings and
                 agreements between the Bank and the Borrower concerning this credit;

                          (b) replace any prior oral or written agreements
                 between the Bank and the Borrower concerning this credit; and

                          (c) are intended by the Bank and the Borrower as the
                 final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

                 7 Notices. All notices required under this Agreement shall be personally delivered, faxed or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notice shall be effective upon receipt if personally delivered or faxed, or three (3) banking days after deposited in first class mail, postage prepaid.

                 8 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

                 9 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

                 10 Governing Law and Jurisdiction. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA; PROVIDED THAT EACH PARTY TO THIS AGREEMENT SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

                 (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER AND THE BANK CONSENTS, FOR ITSELF AND IN RESPECT

OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWER AND THE BANK IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE BORROWER AND THE BANK EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

                 11 Waiver of Jury Trial. THE BORROWER AND THE BANK EACH WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER AND THE BANK EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

This Agreement is executed as of the date stated at the top of the first page.

Bank of America National                        Williams-Sonoma, Inc.
Trust and Savings Association
By   /s/ Hagop V. Bouldoukian                   By  /s/ W. Howard Lester
     ------------------------                       --------------------
   Hagop V. Bouldoukian                            W. Howard Lester
   Vice President                                  Chairman and Chief Executive
                                                   Officer

Address where notices to                        Address where notices to
the Bank are to be sent:                        the Borrower are to be sent:

San Francisco Commercial                        3250 Van Ness Avenue
  Banking #1499                                 San Francisco, CA 94109
345 Montgomery Street                           Attn: Chief Financial Officer
San Francisco, CA 94104                         Fax: (415) 616-8359
Attn: Hagop V. Bouldoukian
Fax: (415) 622-1878


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